Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance, Chief Financial Officer	Tuesday, April 13, 2010
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS RECORD QUARTERLY REVENUES AND CONTINUES TO GUIDE FOR STRONG SALES GROWTH IN THE FOURTH QUARTER.

Milpitas, California, April 13, 2010, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter ended March 28, 2010.  Record quarterly revenues of $311.3 million for the third quarter of fiscal year 2010 increased $55.0 million or 21% compared to the previous quarter’s revenue of $256.4 million and increased $110.4 million or 55% over $200.9 million reported in the third quarter of fiscal year 2009.  Net income of $100.6 million increased $25.1 million or 33% over the second quarter of fiscal year 2010 and increased $51.3 million or 104% over the third quarter of fiscal year 2009 which had a lower tax rate of 17.2% compared to 27.0% this quarter.

Diluted earnings per share (“EPS”) of $0.44 increased $0.11 cents per share or 33% over the second quarter of fiscal year 2010 and increased $0.22 cents per share or 100% over the third quarter of fiscal year 2009. Diluted EPS was calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) and included $7.4 million ($0.02 per share) of non-cash interest expense related to the amortization of the debt discount on the Company’s Convertible Senior Notes in accordance with Financial Accounting Standards Board (“FASB”) Staff Position No. APB 14-1 (“FSP APB 14-1”), which the Company adopted retrospectively during the first quarter of fiscal year 2010.  All adjustments were made as of the April 24, 2007 issuance of the Convertible Senior Notes and, therefore, all prior quarters and years have been adjusted accordingly.

During the March quarter the Company’s cash, cash equivalents and marketable securities increased by $79.6 million to $1.0 billion. A cash dividend of $0.23 per share will be paid on May 26, 2010 to stockholders of record on May 14, 2010.

According to Lothar Maier, CEO, “We are extremely pleased with our strong fiscal third quarter results as the Company has achieved record revenues and increased quarterly EPS significantly on a sequential and year-over-year basis. As a result, we have recovered from the recent global economic downturn more quickly than anticipated.  Our growth has been broad-based with bookings up sharply in all of our major geographic regions and in each of our end-markets.  Bookings remained strong throughout the quarter and our book-to-bill ratio for the quarter was once again firmly positive.  Though it is likely that certain customers may have begun to restock inventory from unsustainably low levels, or have reacted to longer lead times within the industry, we believe that new programs at both new and existing customers as well as expanding end-customer demand at continuing programs have been the primary catalyst for our current growth.  Inventories in the distribution channel are still relatively lean and inventory turns remain higher than normal.  Looking ahead we remain upbeat about our growth prospects and currently believe we can continue to keep our lead times at modest levels of 4 to 6 weeks and grow revenues another 7% - 10% in our fiscal fourth quarter.”

 Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our sales and profits are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended June 28, 2009.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, April 14, 2010 at 8:30 a.m. Pacific Coast Time.  Those investors wishing to listen in may call (719) 457-2734, or toll free (800) 967-7140 before 8:15 a.m. to be included in the audience.   There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from April 14, 2010 through April 20, 2010.

You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #6242708.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of April 14, 2010 until the third quarter earnings release next year.

Linear Technology Corporation, a manufacturer of high performance linear integrated circuits, was founded in 1981, became a public company in 1986 and joined the S&P 500 index of major public companies in 2000.  Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers and battery management systems, data converters, communications interface circuits, RF signal conditioning circuits, uModule® products, and many other analog functions.  Applications for Linear Technology’s high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems. For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California   95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)
	Three Months Ended			Nine Months Ended
	Mar. 28,	Dec. 27,	Mar. 29,	Mar. 28,	Mar. 29,
	2010	2009	2009*	2010	2009*
Revenues	$ 311,324	$ 256,364	$ 200,933	$ 803,823	$ 760,480
Cost of sales (1)	68,801	61,621	52,662	190,005	184,412
Gross profit	242,523	194,743	148,271	613,818	576,068

Expenses:
Research & development (1)	51,885	46,682	44,724	143,907	141,377
Selling, general & administrative (1)	36,710	32,459	30,430	100,828	100,110
Restructuring	-	-	-	-	1,564
	88,595	79,141	75,154	244,735	243,051
Operating income	153,928	115,602	73,117	369,083	333,017
Interest expense	(11,701)	(11,617)	(12,529)	(35,210)	(40,182)
Amortization of debt discount(2)	(7,399)	(7,296)	(7,424)	(21,924)	(23,482)
Interest income	2,996	3,358	5,397	10,210	18,484
Gain on early retirement of convertible
senior notes	-	-	1,015		15,659

Income before income taxes	137,824	100,047	59,576	322,159	303,496
Provision for income taxes	37,212	24,511	10,274	85,324	65,647

Net income	$ 100,612	$ 75,536	$ 49,302	$ 236,835	$ 237,849

Earnings per share:
Basic	$ 0.44	$ 0.33	$ 0.22	$ 1.04	$ 1.05
Diluted	$ 0.44	$ 0.33	$ 0.22	$ 1.04	$ 1.05

Shares used in the calculation of earnings per share:
Basic	227,764	227,265	226,523	227,363	226,174
Diluted	229,024	228,366	226,527	228,449	227,151

Includes the following non-cash charges:
(1)Stock-based compensation
Cost of sales	$ 2,292	$ 2,220	$ 2,288	$ 6,807	$ 6,107
Research & development	9,871	9,521	9,541	29,111	25,763
Sales, general & administrative	5,479	5,301	5,444	16,255	14,541
(2)Amortization of debt discount (non-
cash interest expense)	7,399	7,296	7,424	21,924	23,482

* As adjusted for the adoption of FSP APB14-1 and EITF 03-6-1.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
	March 28,	June 28,
	2010	2009*
	(unaudited)	(unaudited)
ASSETS:
Current assets:
Cash, cash equivalents and
marketable securities	$1,022,083	$868,711

Accounts receivable, net of
allowance for doubtful
accounts of $2,047 ($1,790
at June 28, 2009)	146,651	95,434

Inventories	53,661	52,531

Deferred tax assets and
other current assets	75,733	72,575
Total current assets	1,298,128	1,089,251

Property, plant & equipment, net	246,254	258,425

Other noncurrent assets	71,407	73,853
Total assets	$1,615,789	$1,421,529

LIABILITIES & STOCKHOLDERS’
DEFICIT:
Current liabilities:
Accounts payable	$17,514	$10,531

Accrued income taxes, payroll & other accrued liabilities	115,815	86,313

Deferred income on shipments
to distributors	31,277	28,497

Convertible senior notes- current portion	390,782	-
Total current liabilities	555,388	125,341

Convertible senior notes (1)	902,191	1,280,617

Deferred tax and other long-term
liabilities	208,931	201,908

Stockholders’ deficit:
Common stock	1,308,879	1,247,092

Accumulated deficit	(1,362,157)	(1,438,524)

Accumulated other
comprehensive income	2,557	5,095
Total stockholders’ deficit	(50,721)	(186,337)
	$1,615,789	$1,421,529
* As adjusted for the adoption of FSP APB14-1.

(1) Principal owed on Convertible Senior Notes at March 28, 2010 and June 28, 2009 is $1,396 million and $1,406 million, respectively, due to the above amounts including non-cash adjustments of $103 million and $125 million, respectively, as a result of the implementation of FSP APB14-1.

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	Mar. 28,	Dec. 27,	Mar. 29,	Mar. 28,	Mar. 29,
	2010	2009	2009*	2010	2009*

Reported net income
(GAAP basis)	$ 100,612	$ 75,536	$ 49,302	$ 236,835	$ 237,849

Stock-based compensation (1)	17,642	17,042	17,273	52,173	46,411
Amortization of debt
discount(2)	7,399	7,296	7,424	21,924	23,482
Income tax effect of
non-GAAP adjustments	(6,761)	(5,963)	(4,259)	(19,625)	(15,118)

Non-GAAP net income	$ 118,892	$ 93,911	$ 69,740	$ 291,307	$ 292,624

Basic	$ 0.52	$ 0.41	$ 0.31	$ 1.28	$ 1.29
Diluted	$ 0.52	$ 0.41	$ 0.31	$ 1.28	$ 1.29

1)	Linear began expensing stock options in the first quarter of fiscal year 2006.

2)
Amortization of debt discount is a non-cash interest expense related to the adoption of FSP APB 14-1. The Company adopted FSP APB 14-1 retrospectively during the first quarter of fiscal year 2010. All adjustments were made as of the April 24, 2007 issuance of the Convertible Senior Notes and, therefore, all prior quarters and years have been adjusted accordingly.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation and the amortization of the Company’s debt discount which is a non-cash interest expense.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation and non-cash interest expenses and the related tax effects primarily because they are significant non-cash expense estimates, which management separates for consideration when evaluating and managing business operations. In addition management believes it is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.